Meyers Capital Investments Trust

2695 Sandover Road

Columbus, OH 43220

July 23, 2014

Change In Auditor Letter Regarding Item 77K of Form N-SAR

(i)On May 8, 2014, the Audit Committee of the Board of Trustees and the full Board of Trustees of Meyers Capital Investments Trust(the "Registrant") appointed Cohen Fund Audit Services, Ltd. as the Meyers Capital Aggressive Growth Fund's independent registered public accountants for the fiscal year ending March 31, 2014 following termination on February 17, 2014, of the services of Skoda Minotti & Co. as independent registered public accounting firm to the Registrant.

(ii)The reports of Skoda Minotti & Co. on the financial statements for the fiscal years ended May 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

(iii)In connection with the audits for the two most recent fiscal periods and through February 17, 2014, there have been no disagreements between the Registrant and Skoda Minotti & Co. on any matter of accounting principles, financial statement disclosure, or audit scope, which if not resolved to the satisfaction of Skoda Minotti & Co. would have caused them to make reference to the disagreement in their report on the financial statements for such years.

(iv)During the two most recent fiscal period sand through February 17, 2014, there have been no reportable events (as defined in Regulation S-K Item304(a)(1)(v)).

(v)The Registrant has requested that Skoda Minotti & Co. furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter is or will be filed, when and if received, as Exhibit Q1 to Item 77K.

(vi) During the Registrant's two most recent fiscal periods and through May 8, 2014, the Registrant did not consult with Cohen Fund Audit Services, Ltd. with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant’s financial statements, or any other matters or reportable events as set forth in Items 304(a)(1)(iv) and (v) of Regulation S-K.

/s/ Frank Meyers, President

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